November 15, 1995



Mr. John H. Costello, Assistant Treasurer
Fidelity Advisor Series V (the Trust)
82 Devonshire Street
Boston, Massachusetts 02109

Dear Mr. Costello:

Fidelity Advisor Series V is a Massachusetts business trust initially created as Plymouth Investment Series, under the written
Declaration of Trust dated April 23, 1986. The name of the Trust was changed to Fidelity Investment Series by majority vote of the Trustees on July 18, 1991. An amendment to the Declaration of
Trust was filed with the office of the Secretary of the Commonwealth on January 8, 1992. The Trust's name was again changed by a majority vote of the Board of the Trustees to Advisor Series V on April 15, 1993, and a supplement to the Declaration of Trust was executed on May 3, 1993, and filed with the office of the Secretary of the Commonwealth on May 5, 1993. An amended and restated Declaration of Trust, dated March 16, 1995 was filed with the office of the Secretary of the Commonwealth of Massachusetts on April 12, 1995.

I have conducted such legal and factual inquiry as I have deemed necessary for the purpose of rendering this opinion.

Under Article III, Section 1, of the Declaration of Trust, the beneficial interest in the Trust shall be divided into such transferable shares of one or more separate and distinct series as the Trustees shall from time to time create and establish. The number of shares is unlimited and each share shall be without par value and shall be fully paid and nonassessable. Said section provides that the Trustees shall have full power and authority, in their sole discretion and, so far as provided in the Declaration of Trust, without obtaining any prior authorization or vote of the shareholders of the Trust to create and establish (and to change in any manner) shares into one or more series of shares, to abolish any one or more series of shares, and to take such other action with respect to the shares as the Trustees may deem desirable.

Under Article III, Section 4, the Trustees are empowered to accept investments in the Trust in cash or securities from investments in the Trust, subsequent to the initial contribution of capital, shall be credited to the shareholder's account in the form of full shares of the Trust at the net asset value per share next determined after the investment is received; provided, however, that the Trustees may, in their sole discretion, (a) impose a sales charge upon investments in the Trust, and (b) issue fractional shares.

By a vote adopted on April 24, 1985, and amended on October 29, 1987, the Board of Trustees authorized the issue and sale of an unlimited number of shares of beneficial interest of this Trust in accordance with the terms included in the Registration Statement and subject to the limitations of the Declaration of Trust and any amendments thereto.

I understand from you that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the Trust has registered an indefinite number of shares under the Securities Act of 1933. I further understand that, pursuant to the provisions of Rule 24f-2, the Trust is about to file with the Securities and Exchange
Commission a notice making definite the registration of 24,842,364 shares of the Trust sold in reliance upon Rule 24f-2 during the fiscal year ended October 31, 1995 (the "Shares").

I am of the opinion that all necessary Trust action precedent to the issue of the Shares has been duly taken, and that all the Shares were legally and validly issued, and are fully paid and nonassessable, except as described in the Statement of Additional Information under the heading "Description of the Trust." In rendering this opinion, I rely on the representation by the Trust that it or its agent received consideration for the Shares in accordance with the Declaration of Trust, and I express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of
1940, or applicable state "Blue Sky" or securities laws in connection with the sale of Shares.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with a Rule 24f-2 Notice which you are about to file under the 1940 Act with said
Commission.

Very truly yours,

/s/Arthur S. Loring
Arthur S. Loring, Esq.
Vice President - Legal


Mr. John H. Costello
November 15, 1995